EXHIBIT 99.1

FOR RELEASE 4:30 p.m. September 28, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

Valley Financial Corporation Declares Quarterly Common Stock Dividend

ROANOKE, VIRGINIA (September 28, 2012) – Valley Financial Corporation (NASDAQ: VYFC), the holding company for Valley Bank, announced today that its Board of Directors declared a quarterly common stock dividend of $0.035 per share, payable on November 1, 2012 to shareholders of record on October 15, 2012.  The amount and declaration of future cash dividends are subject to Board of Director’s approval.

Ellis L. Gutshall, President and CEO, stated “We are quite pleased to announce the reinstatement of a shareholder cash dividend. This action is the result of the efforts and commitment of our directors and employees, and is indicative of the strong operating performance and capital position of the Company.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.